CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Mutual Funds, Inc. and to the use of our report dated February 29, 2024 on the financial statements and financial highlights of The Internet Fund, The Global Fund, The Paradigm Fund, The Small Cap Opportunities Fund, The Market Opportunities Fund, The Multi-Disciplinary Income Fund, and The Kinetics Spin-off and Corporate Restructuring Fund, each a series of shares of Kinetics Mutual Funds, Inc. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.
/s/ TAIT, WELLER & BAKER LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania